The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement do not constitute an offer to sell the PLUS and we are not soliciting an offer to buy the PLUS in any state where the offer or sale is not permitted.

Subject to Completion. Dated January 25, 2022

January 2022 Registration Statement No. 333-232144 Pricing Supplement dated January , 2022 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in International Equities

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Unlike conventional debt securities, the Performance Leveraged Upside SecuritiesSM (the “PLUS”) will pay no interest and do not guarantee any return of principal at maturity. Instead, if the final basket value is greater than the initial basket value, at maturity investors will receive the stated principal amount plus the leveraged upside performance of the basket, subject to the maximum payment at maturity. However, if the final basket value is less than the initial basket value, at maturity investors will lose 1% of the stated principal amount for every 1% that the final basket value is less than the initial basket value. Under these circumstances, the amount investors receive will be less than the stated principal amount and could be zero. The PLUS are for investors who seek exposure to the basket specified below and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket. Investors may lose their entire initial investment in the PLUS. The PLUS are unsecured and unsubordinated debt obligations of Barclays Bank PLC. Any payment on the PLUS, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page 5 of this document) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the PLUS. See “Risk Factors” and “Consent to U.K. Bail-in Power” in this document and “Risk Factors” in the accompanying prospectus supplement.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Basket:	An equally weighted basket (the “basket”) consisting of one exchange-traded fund and one index (each, a “basket component” and, together, the “basket components”). The basket components, the Bloomberg ticker for each basket component, the initial component value for each basket component and the weighting of each basket component are as follows:
Basket component	Bloomberg ticker	Initial component value(1)	Weighting
WisdomTree Japan Hedged Equity Fund (the “DXJ Fund”)	DXJ<Equity>		$50.00%
EURO STOXX 50® Index (the “SX5E Index”)	SX5E<Index>		50.00%
(1) With respect to each basket component, the closing level or closing price, as applicable, of that basket component on the pricing date

Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Pricing date†:	January 31, 2022
Original issue date†:	February 3, 2022
Valuation date†:	February 28, 2023
Maturity date†:	March 3, 2023
Interest:	None
Payment at maturity:

You will receive on the maturity date a cash payment per PLUS determined as follows:

▪  If the final basket value is greater than the initial basket value:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

▪  If the final basket value is less than or equal to the initial basket value:

$10 × basket performance factor

This amount will be less than or equal to the stated principal amount of $10 and could be zero. Investors may lose their entire initial investment in the PLUS. Any payment on the PLUS, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

U.K. Bail-in Power acknowledgment:	Notwithstanding and to the exclusion of any other term of the PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page 5 of this document.
Maximum payment at maturity:	At least $11.45 per PLUS (at least 114.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Leveraged upside payment:	$10 × leverage factor × basket return
Leverage factor:	300%
Basket return:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Initial basket value:	100
Final basket value*/**:	The final basket value will be calculated as follows: 100 × [1 + the aggregate sum, for all basket components, of (component return of each such basket component × weighting of such basket component)]
Component return:	The component return of each basket component will equal: (final component value – initial component value) / initial component value
Final component value:	With respect to each basket component, the closing level or closing price, as applicable, of that basket component on the valuation date
(terms continued on the next page)
Commissions and initial issue price:	Initial issue price(1)	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per PLUS	$10	$10	$0.175(2) $0.05(3)	$9.775
Total	$	$	$	$

(1)	Our estimated value of the PLUS on the pricing date, based on our internal pricing models, is expected to be between $9.404 and $9.704 per PLUS. The estimated value is expected to be less than the initial issue price of the PLUS. See “Additional Information Regarding Our Estimated Value of the PLUS” on page 4 of this document.

(2)	Morgan Stanley Wealth Management and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission of $0.175 for each PLUS they sell. See “Supplemental Plan of Distribution” in this document.

(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the PLUS and hold such PLUS for investment for a period of at least 30 days. Accordingly, the total principal amount of the PLUS may include a portion that was not purchased by investors on the original issue date. Any unsold portion held by our affiliate(s) may affect the supply of PLUS available for secondary trading and, therefore, could adversely affect the price of the PLUS in the secondary market. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

Investing in the PLUS involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page 15 of this document and beginning on page S-7 of the prospectus supplement. You should read this document together with the related prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement, each of which can be accessed via the hyperlinks below, before you make an investment decision.

The PLUS will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or determined that this document is truthful or complete. Any representation to the contrary is a criminal offense.

The PLUS constitute our unsecured and unsubordinated obligations. The PLUS are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Prospectus dated August 1, 2019	Prospectus Supplement dated August 1, 2019	Prospectus Supplement Addendum dated February 18, 2021	Underlying Supplement dated August 1, 2019

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Terms continued from previous page:
Closing level*:	With respect to the SX5E Index, closing level has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Closing price**:	With respect to the DXJ Fund, closing price has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Additional terms:	Terms used in this document, but not defined herein, will have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06748A333 / US06748A3335
Listing:	The PLUS will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Wealth Management (“MSWM”)

*	If the SX5E Index is discontinued or if the sponsor of the SX5E Index fails to publish that basket component, the calculation agent may select a successor index or, if no successor index is available, will calculate the value to be used as the closing level of that basket component. In addition, the calculation agent will calculate the value to be used as the closing level of the SX5E Index in the event of certain changes in or modifications to that basket component. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.
**	If the shares of the DXJ Fund are de-listed or if the DXJ Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, may accelerate the maturity date. In addition, in the case of certain events related to the DXJ Fund, the calculation agent may adjust any variable, including but not limited to, that basket component and the initial component value, final component value and closing price of that basket component if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that basket component. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.
†	Expected. In the event that we make any change to the pricing date or the original issue date, the valuation date and/or the maturity date may be changed so that the stated term of the PLUS remains the same. The valuation date may be postponed if the valuation date is not a scheduled trading day with respect to any basket component or if a market disruption event occurs with respect to any basket component on the valuation date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the maturity date will be postponed if that day is not a business day or if the valuation date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.
Barclays Capital Inc.

January 2022	Page 2

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the PLUS

You should read this document together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019 relating to our Global Medium-Term Notes, Series A, of which the PLUS are a part, the prospectus supplement addendum dated February 18, 2021 and the underlying supplement dated August 1, 2019. This document, together with the documents listed below, contains the terms of the PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

▪	Prospectus supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

▪	Prospectus supplement addendum dated February 18, 2021: http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm

▪	Underlying supplement dated August 1, 2019: http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this document, “we,” “us” and “our” refer to Barclays Bank PLC.

In connection with this offering, Morgan Stanley Wealth Management is acting in its capacity as a selected dealer.

January 2022	Page 3

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information Regarding Our Estimated Value of the PLUS

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the PLUS might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the PLUS on the pricing date is expected to be less than the initial issue price of the PLUS. The difference between the initial issue price of the PLUS and our estimated value of the PLUS is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Our estimated value on the pricing date is not a prediction of the price at which the PLUS may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the PLUS in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the PLUS in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 40 days after the initial issue date of the PLUS because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the PLUS and other costs in connection with the PLUS that we will no longer expect to incur over the term of the PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the PLUS and/or any agreement we may have with the distributors of the PLUS. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the PLUS based on changes in market conditions and other factors that cannot be predicted.

We urge you to read “Risk Factors” beginning on page 15 of this document.

You may revoke your offer to purchase the PLUS at any time prior to the pricing date. We reserve the right to change the terms of, or reject any offer to purchase, the PLUS prior to their pricing date. In the event of any changes to the terms of the PLUS, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

January 2022	Page 4

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the PLUS or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the PLUS into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the PLUS such shares, securities or obligations); (iii) the cancellation of the PLUS and/or (iv) the amendment or alteration of the maturity of the PLUS, or amendment of the amount of interest or any other amounts due on the PLUS, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the PLUS solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the PLUS further acknowledges and agrees that the rights of the holders or beneficial owners of the PLUS are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the PLUS may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

January 2022	Page 5

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

Principal at Risk Securities

The PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of positive performance of the basket, based on the equally weighted returns of the basket components from their respective initial component values to their respective final component values

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

If the final basket value is less than the initial basket value, the PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 13 months
Leverage factor:	300%
Maximum payment at maturity:	At least $11.45 per PLUS (at least 114.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Basket component weighting:	50.00% for each basket component
Interest:	None

January 2022	Page 6

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The PLUS are for investors who seek exposure to the basket specified on the cover page of this document and who are willing and able to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature, which applies to a limited range of positive performance of the basket. Investors may lose their entire initial investment in the PLUS.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance of the basket relative to a direct investment in the basket.
Upside Scenario	The final basket value is greater than the initial basket value. In this case, at maturity, the PLUS pay the stated principal amount of $10 plus a return equal to 300% of the basket return, subject to the maximum payment at maturity of at least $11.45 per PLUS (at least 114.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Par Scenario	The final basket value is equal to the initial basket value. In this case, at maturity, the PLUS pay the stated principal amount of $10 per PLUS.
Downside Scenario	The final basket value is less than the initial basket value. In this case, at maturity, the PLUS pay less than the stated principal amount and the percentage loss of the stated principal amount will be equal to the percentage decrease from the initial basket value to the final basket value. For example, if the final basket value is 55% less than the initial basket value, the PLUS will pay $4.50 per PLUS, or 45% of the stated principal amount, for a loss of 55% of the stated principal amount. There is no minimum payment at maturity on the PLUS. Accordingly, investors could lose their entire investment in the PLUS.

January 2022	Page 7

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Selected Purchase Considerations

The PLUS are not suitable for all investors. The PLUS may be a suitable investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the final basket value will be greater than the initial basket value, and you are willing and able to accept the risk that, if the final basket value is less than the initial basket value, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You understand and accept that any potential return on the PLUS is limited by the maximum payment at maturity.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Risk Factors” section of this document.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the DXJ Fund or the securities composing or held by the basket components, nor will you have any voting rights with respect to the DXJ Fund or the securities composing or held by the basket components.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the PLUS to maturity.

▪	You are willing and able to assume our credit risk for all payments on the PLUS.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The PLUS may not be a suitable investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You seek an investment that provides for the full repayment of principal at maturity.

▪	You anticipate that the final basket value will be less than the initial basket value, or you are unwilling or unable to accept the risk that, if it is, you will lose some, and possibly all, of the stated principal amount of the PLUS.

▪	You seek an investment with uncapped exposure to any positive performance of the basket.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the basket, as explained in more detail in the “Risk Factors” section of this document.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the DXJ Fund or the securities composing or held by the basket components.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the PLUS to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the PLUS.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the PLUS. You should reach a decision whether to invest in the PLUS after carefully considering, with your advisors, the suitability of the PLUS in light of your investment objectives and the specific information set forth in this document, the prospectus, the prospectus supplement, the prospectus supplement addendum and the underlying supplement. Neither the issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the PLUS for investment.

January 2022	Page 8

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	300%
Hypothetical maximum payment at maturity:	$11.45 per PLUS (114.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None. You could lose your entire initial investment in the PLUS.

PLUS Payoff Diagram

Scenario Analysis

▪	Upside Scenario. If the final basket value is greater than the initial basket value, at maturity investors will receive the $10 stated principal amount plus 300% of the appreciation of the basket from the initial basket value to the final basket value, subject to the maximum payment at maturity. Under the hypothetical terms of the PLUS, investors will realize the maximum payment at maturity at a final basket value of approximately 104.833% of the initial basket value.

▪	For example, if the basket appreciates by 3%, at maturity investors would receive a 9% return, or $10.90 per PLUS.

▪	If the basket appreciates by 50%, investors would receive only the hypothetical maximum payment at maturity of $11.45 per PLUS, or 114.50% of the stated principal amount.

▪	Par Scenario. If the final basket value is equal to the initial basket value, at maturity investors will receive the stated principal amount of $10 per PLUS.

January 2022	Page 9

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the final basket value is less than the initial basket value, at maturity investors will receive an amount that is less than the $10 stated principal amount and that will reflect a 1% loss of principal for each 1% decline in the basket. Investors may lose their entire initial investment in the PLUS.

▪	For example, if the basket depreciates by 50%, investors would lose 50% of their principal and receive only $5.00 per PLUS at maturity, or 50% of the stated principal amount.

January 2022	Page 10

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

What Is the Total Return on the PLUS at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical payment at maturity and hypothetical total return at maturity on the PLUS. The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 stated principal amount to $10.00. The table and examples set forth below assume a hypothetical maximum payment at maturity of $11.45 per PLUS (114.50% of the stated principal amount) and reflect the initial basket value of 100.00 and the leverage factor of 300%. The actual maximum payment at maturity will be determined on the pricing date. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the PLUS. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the PLUS.

Final Basket Value	Basket Return	Basket Performance Factor	Payment at Maturity	Total Return on PLUS
150.00	50.00%	N/A	$11.45	14.50%
140.00	40.00%	N/A	$11.45	14.50%
130.00	30.00%	N/A	$11.45	14.50%
120.00	20.00%	N/A	$11.45	14.50%
110.00	10.00%	N/A	$11.45	14.50%
105.00	5.00%	N/A	$11.45	14.50%
104.84	4.84%	N/A	$11.45	14.50%
102.50	2.50%	N/A	$10.75	7.50%
101.00	1.00%	N/A	$10.30	3.00%
100.00	0.00%	N/A	$10.00	0.00%
90.00	-10.00%	90.00%	$9.00	-10.00%
80.00	-20.00%	80.00%	$8.00	-20.00%
70.00	-30.00%	70.00%	$7.00	-30.00%
60.00	-40.00%	60.00%	$6.00	-40.00%
50.00	-50.00%	50.00%	$5.00	-50.00%
40.00	-60.00%	40.00%	$4.00	-60.00%
30.00	-70.00%	30.00%	$3.00	-70.00%
20.00	-80.00%	20.00%	$2.00	-80.00%
10.00	-90.00%	10.00%	$1.00	-90.00%
0.00	-100.00%	0.00%	$0.00	-100.00%

January 2022	Page 11

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated, and are based on the hypothetical initial component values of 100.00 and the hypothetical maximum payment at maturity of $11.45 per PLUS (114.50% of the stated principal amount). The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and may not represent a likely actual initial component value for any basket component. Please see “Basket Overview” below for recent actual values of the basket components. The actual initial component value of each basket component and maximum payment at maturity will be determined on the pricing date.

Example 1: The value of the basket increases from the initial basket value of 100.00 to a final basket value of 150.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Component Return	Weighting
DXJ Fund	100.00	140.00	40.00%	50.00%
SX5E Index	100.00	160.00	60.00%	50.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (40.00% × 50.00%) + (60.00% × 50.00%)] = 150.00

Therefore, the final basket value is 150.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × basket return) and (b) $11.45

First, calculate the basket return:

basket return = (final basket value – initial basket value) / initial basket value = (150.00 – 100.00) / 100.00 = 50.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × basket return = ($10 × 300% × 50.00%) = $15.00

Because $10 plus the leveraged upside payment of $15.00 is greater than the maximum payment at maturity, the payment at maturity is equal to the maximum payment at maturity of $11.45 per PLUS, representing a total return of 14.50% on the PLUS.

Example 2: The value of the basket increases from the initial basket value of 100.00 to a final basket value of 101.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Component Return	Weighting
DXJ Fund	100.00	52.00	-48.00%	50.00%
SX5E Index	100.00	150.00	50.00%	50.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (-48.00% × 50.00%) + (50.00% × 50.00%)] = 101.00

Therefore, the final basket value is 101.00.

January 2022	Page 12

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Step 2: Calculate the payment at maturity.

Because the final basket value is greater than the initial basket value, the payment at maturity is calculated as follows:

the lesser of (a) $10 + leveraged upside payment and (b) maximum payment at maturity

= the lesser of (a) $10 + ($10 × leverage factor × basket return) and (b) $11.45

First, calculate the basket return:

basket return = (final basket value – initial basket value) / initial basket value = (101.00 – 100.00) / 100.00 = 1.00%

Next, calculate the leveraged upside payment:

leveraged upside payment = $10 × leverage factor × basket return = ($10 × 300% × 1.00%) = $0.30

Because $10 plus the leveraged upside payment of $0.30 is less than the maximum payment at maturity, the payment at maturity is equal to $10.30 per PLUS, representing a total return of 3.00% on the PLUS.

January 2022	Page 13

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Example 3: The value of the basket decreases from the initial basket value of 100.00 to a final basket value of 50.00.

Basket Component	Hypothetical Initial Component Value	Final Component Value	Component Return	Weighting
DXJ Fund	100.00	40.00	-60.00%	50.00%
SX5E Index	100.00	60.00	-40.00%	50.00%

Step 1: Calculate the final basket value based on the final component values and weightings for each basket component.

The final basket value is calculated as follows:

100 × [1+ (-60.00% × 50.00%) + (-40.00% × 50.00%)] = 50.00

Therefore, the final basket value is 50.00.

Step 2: Calculate the payment at maturity.

Because the final basket value is less than the initial basket value, the payment at maturity is equal to $5.00 per PLUS, calculated as follows:

($10 × basket performance factor)

= $10 × (final basket value / initial basket value)

= $10 × (50.00 / 100.00) = $5.00

The total return on the PLUS is -50.00%.

January 2022	Page 14

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

An investment in the PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the PLUS. Investing in the PLUS is not equivalent to investing directly in the basket, any basket component or any of the securities composing or held by the basket components. Some of the risks that apply to an investment in the PLUS are summarized below, but we urge you to read the more detailed explanation of risks relating to the PLUS generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the PLUS unless you understand and can bear the risks of investing in the PLUS.

Risks Relating to the PLUS Generally

▪	The PLUS do not pay interest or guarantee the return of any principal. The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. Instead, if the final basket value is less than the initial basket value, the payment at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by a percentage equal to the percentage decrease from the initial basket value to the final basket value. There is no minimum payment at maturity on the PLUS and, accordingly, you could lose your entire initial investment in the PLUS.

▪	Correlation (or lack of correlation) of performances among the basket components may adversely affect your return on the PLUS, and changes in the value of the basket components may offset each other. “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the value of the basket components may not correlate with each other. At a time when one basket component increases in value, the value of the other basket component may not increase as much, or may even decline in value. Therefore, in calculating the basket components’ performance on the valuation date, an increase in the value of one basket component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of the other basket component. In addition, however, high correlation of movements in the values of the basket components could adversely affect your return on the PLUS during periods of negative performance of the basket components. Changes in the correlation of the basket components may adversely affect the market value of the PLUS.

▪	The appreciation potential of the PLUS is limited by the maximum payment at maturity. The appreciation potential of the PLUS is limited by the maximum payment at maturity of at least $11.45 per PLUS (at least 114.50% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date. Although the leverage factor provides 300% exposure to any increase in the final basket value as compared to the initial basket value, because the payment at maturity will be limited to 114.50% of the stated principal amount for the PLUS, any increase in the final basket value as compared to the initial basket value by more than approximately 4.833% (in the case where the maximum payment at maturity is 114.50% of the stated principal amount) of the initial basket value will not further increase the return on the PLUS.

▪	Any payment on the PLUS will be determined based on the closing levels or closing prices, as applicable, of the basket components on the dates specified. Any payment on the PLUS will be determined based on the closing levels or closing prices, as applicable, of the basket components on the dates specified. You will not benefit from any more favorable values of the basket components determined at any other time.

▪	Owning the PLUS is not equivalent to owning the DXJ Fund or the securities composing or held by the basket components. The return on your PLUS may not reflect the return you would realize if you actually owned the DXJ Fund or the securities composing or held by the basket components. For example, as a holder of the PLUS, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the DXJ Fund or the securities composing or held by the basket components.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the PLUS are uncertain, and the IRS or a court might not agree with the treatment of the PLUS as prepaid forward contracts, as described below under “Additional provisions—Tax considerations.” If the IRS were successful in asserting an alternative treatment for the PLUS, the tax consequences of the ownership and disposition of the PLUS could be materially and adversely affected.

Even if the treatment of the PLUS is respected, the IRS may assert that the PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus

January 2022	Page 15

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the PLUS (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

▪	Credit of issuer. The PLUS are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the PLUS, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the PLUS and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the PLUS.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the PLUS or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the PLUS, by acquiring the PLUS, each holder and beneficial owner of the PLUS acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this document. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the PLUS losing all or a part of the value of your investment in the PLUS or receiving a different security from the PLUS, which may be worth significantly less than the PLUS and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the PLUS. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the PLUS. See “Consent to U.K. Bail-in Power” in this document as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Basket Components

▪	Certain features of the DXJ Fund will impact the value of the PLUS. The performance of the DXJ Fund will not fully replicate the performance of the tracked index (as defined below), and the DXJ Fund may hold securities or other assets not included in the tracked index. The value of the DXJ Fund is subject to:

o	Management risk. This is the risk that the investment strategy for the DXJ Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The DXJ Fund’s investment adviser may have the right to use a portion of the DXJ Fund’s assets to invest in shares of equity securities that are not included in the tracked index. The DXJ Fund is not actively managed, and the DXJ Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The DXJ Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the DXJ Fund’s losses may be greater than if the DXJ Fund invested only in conventional securities.

o	Transaction costs and fees. Unlike the tracked index, the DXJ Fund will reflect transaction costs and fees that will reduce its performance relative to the tracked index.

Generally, the longer the time remaining to maturity, the more the market price of the PLUS will be affected by the factors described above. In addition, the DXJ Fund may diverge significantly from the performance of the tracked index due to differences in trading hours between the DXJ Fund and the securities composing the tracked index or other circumstances. During periods of market volatility, the component securities held by the DXJ Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the DXJ Fund and the liquidity of the DXJ Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the DXJ Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the DXJ Fund. As a result, under these circumstances, the market value of the DXJ Fund may vary substantially from the net asset value per share of the DXJ Fund. Because the PLUS are linked to the performance of the DXJ Fund and not the tracked index, the return on your PLUS may be less than that of an alternative investment linked directly to the tracked index.

January 2022	Page 16

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Adjustments to the DXJ Fund or to its tracked index could adversely affect the value of the PLUS or result in the PLUS being accelerated. The investment adviser of the DXJ Fund may add, delete or substitute the component securities held by the DXJ Fund or make changes to its investment strategy, and the sponsor of the tracked index may add, delete, substitute or adjust the securities composing the tracked index or make other methodological changes to the tracked index that could affect its performance. In addition, if the shares of the DXJ Fund are de-listed or if the DXJ Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the DXJ Fund or, if no successor fund is available, the maturity date of the PLUS will be accelerated for a payment determined by the calculation agent. Any of these actions could adversely affect the value of the DXJ Fund and, consequently, the value of the PLUS. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the PLUS if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments with respect to the DXJ Fund. The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the PLUS upon the occurrence of certain events that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the DXJ Fund. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the DXJ Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the PLUS. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

▪	There are risks associated with investments in securities, such as the PLUS, linked to the value of non-U.S. equity securities. The component securities held by the DXJ Fund and the equity securities composing the SX5E Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the PLUS, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

▪	The currency hedge strategy employed by the DXJ Fund may not sufficiently reduce its exposure to currency fluctuations. The price of the DXJ Fund is related to the U.S. dollar value of equity securities that trade in Japanese yen. The DXJ Fund attempts to mitigate the impact of currency fluctuations on its performance by entering into forward currency contracts or futures contracts designed to offset its exposure to the Japanese yen. The amount of forward contracts and futures contracts in the DXJ Fund is based on the aggregate exposure of the DXJ Fund to the Japanese yen. However, this approach may not eliminate the exposure of the DXJ Fund to the Japanese yen. The return of the forward currency contracts and currency futures contracts may not offset the actual fluctuations between the Japanese yen and the U.S. dollar. As a result, holders of the PLUS will still likely be exposed to currency exchange rate risk with respect to the Japanese yen.

Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, that currency, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between Japan and the United States; and

o	the extent of governmental surpluses or deficits in Japan and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries important to international trade and finance.

An investor’s net exposure will depend on the extent to which the currency hedge strategy employed by the DXJ Fund is able to mitigate currency fluctuations and the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Japanese yen, the price of the DXJ Fund could be adversely affected and any payments on the PLUS may be reduced.

▪	Because the DXJ Fund attempts to mitigate the impact of currency fluctuations on its performance by employing a currency hedge strategy, the performance of the DXJ Fund likely will not benefit from any appreciation of the Japanese yen relative to the U.S. dollar. The currency hedge strategy of the DXJ Fund is used to offset the DXJ Fund’s exposure to the Japanese yen. As a result, the DXJ Fund will likely have lower returns than an equivalent unhedged investment when the

January 2022	Page 17

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Japanese yen is rising relative to the U.S. dollar. Consequently, the weakening of the U.S. dollar relative to the Japanese yen is not expected to have any positive impact on the DXJ Fund (as compared to returns of an equivalent unhedged investment).

▪	Adjustments to the SX5E Index could adversely affect the value of the PLUS. The sponsor of the SX5E Index may add, delete, substitute or adjust the securities composing the SX5E Index or make other methodological changes to the SX5E Index that could affect its performance. The calculation agent will calculate the value to be used as the closing level of the SX5E Index in the event of certain material changes in or modifications to the SX5E Index. In addition, the sponsor of the SX5E Index may also discontinue or suspend calculation or publication of the SX5E Index at any time. Under these circumstances, the calculation agent may select a successor index that the calculation agent determines to be comparable to the SX5E Index or, if no successor index is available, the calculation agent will determine the value to be used as the closing level of the SX5E Index. Any of these actions could adversely affect the value of the SX5E Index and, consequently, the value of the PLUS. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

▪	The PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro with respect to the SX5E Index. The SX5E Index is composed of non-U.S. securities denominated in euros. Because the level of the SX5E Index is also calculated in euros (and not in U.S. dollars), the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the PLUS determined based in part on the performance of the SX5E Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the PLUS will not benefit from any appreciation of the euro relative to the U.S. dollar with respect to the SX5E Index.

▪	Governmental legislative or regulatory actions, such as sanctions, could adversely affect your investment in the PLUS. Governmental legislative or regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the PLUS, the DXJ Fund or securities included in the SX5E Index, or engaging in transactions in them, and any such action could adversely affect the value of the basket components. These legislative or regulatory actions could result in restrictions on the PLUS or the de-listing of the DXJ Fund. You may lose a significant portion or all of your initial investment in the PLUS if the DXJ Fund is de-listed or if you are forced to divest the PLUS due to government mandates, especially if such de-listing occurs or such divestment must be made at a time when the value of the PLUS has declined. See “—Adjustments to the DXJ Fund or to its tracked index could adversely affect the value of the PLUS or result in the PLUS being accelerated” above.

Risks Relating to Conflicts of Interest

▪	Hedging and trading activity by the issuer and its affiliates could potentially adversely affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could adversely affect the values of the basket components and the basket and, as a result, could decrease the amount an investor may receive on the PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial component values and, therefore, the value at or above which the basket components must close on the valuation date so that the investor does not suffer a loss on their initial investment in the PLUS. Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could potentially affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪	We and our affiliates, and any dealer participating in the distribution of the PLUS, may engage in various activities or make determinations that could materially affect your PLUS in various ways and create conflicts of interest. We and our affiliates play a variety of roles in connection with the issuance of the PLUS, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the PLUS.

In connection with our normal business activities and in connection with hedging our obligations under the PLUS, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the basket components or the securities composing or held by the basket components. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the PLUS. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the PLUS into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the PLUS.

In addition, the role played by Barclays Capital Inc., as the agent for the PLUS, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the PLUS. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the PLUS and such compensation or financial benefit may serve as an incentive to sell the PLUS instead of other investments. Furthermore, we and our affiliates establish the offering price of the PLUS for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, the selected dealer or its affiliates will have the option to conduct a material portion of the hedging activities for us in connection with the PLUS. The selected dealer or its affiliates would expect to realize a projected profit from such hedging

January 2022	Page 18

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

activities, and this projected profit would be in addition to any selling concession that the selected dealer realizes for the sale of the PLUS to you. This additional projected profit may create a further incentive for the selected dealer to sell the PLUS to you.

In addition to the activities described above, we will also act as the calculation agent for the PLUS. As calculation agent, we will determine any values of the basket components and the basket and make any other determinations necessary to calculate any payments on the PLUS. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a basket component on any date that the values of the basket components are to be determined; if the shares of the DXJ Fund are de-listed or if the DXJ Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the maturity date; determining whether to adjust any variable described herein in the case of certain events related to the DXJ Fund that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of that basket component; if the SX5E Index is discontinued or if the sponsor of the SX5E Index fails to publish that basket component, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the PLUS; and calculating the value of the SX5E Index on any date of determination in the event of certain changes in or modifications to that basket component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the PLUS, and any of these determinations may adversely affect any payments on the PLUS.

Risks Relating to the Estimated Value of the PLUS and the Secondary Market

▪	The PLUS will not be listed on any securities exchange, and secondary trading may be limited. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the PLUS in the secondary market but are not required to do so and may cease any such market making activities at any time, without notice. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the PLUS easily. Because other dealers are not likely to make a secondary market for the PLUS, the price, if any, at which you may be able to trade your PLUS is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the PLUS. In addition, Barclays Capital Inc. or one or more of our other affiliates may at any time hold an unsold portion of the PLUS (as described on the cover page of this document), which may inhibit the development of a secondary market for the PLUS. The PLUS are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your PLUS to maturity.

▪	The market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the PLUS in the secondary market. Although we expect that generally the values of the basket components on any day will affect the value of the PLUS more than any other single factor, other factors that may influence the value of the PLUS include:

o	the volatility (frequency and magnitude of changes in value) of the basket components;

o	the correlation (or lack of correlation) among the basket components;

o	dividend rates on the DXJ Fund and on the securities composing or held by the basket components;

o	interest and yield rates in the market;

o	time remaining until the PLUS mature;

o	supply and demand for the PLUS;

o	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the securities composing the basket components and that may affect the final basket value;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing or held by the basket components trade; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The values of the basket components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. See “Basket Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The estimated value of your PLUS is expected to be lower than the initial issue price of your PLUS. The estimated value of your PLUS on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your PLUS. The difference between the initial issue price of your PLUS and the estimated value of the PLUS is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the PLUS, the estimated cost that we may incur in hedging our obligations under the PLUS, and estimated development and other costs that we may incur in connection with the PLUS. These other costs will include a fee paid to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

▪	The estimated value of your PLUS might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market. The estimated value of your PLUS on the pricing date is based on a number of

January 2022	Page 19

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of the PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your PLUS on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of PLUS in the secondary market. As a result, the secondary market price of your PLUS may be materially different from the estimated value of the PLUS determined by reference to our internal pricing models.

▪	The estimated value of your PLUS is not a prediction of the prices at which you may sell your PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your PLUS and may be lower than the estimated value of your PLUS. The estimated value of the PLUS will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your PLUS in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the PLUS. Further, as secondary market prices of your PLUS take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the PLUS such as fees, commissions, discounts, and the costs of hedging our obligations under the PLUS, secondary market prices of your PLUS will likely be lower than the initial issue price of your PLUS. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the PLUS from you in secondary market transactions, if any, will likely be lower than the price you paid for your PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

▪	The temporary price at which we may initially buy the PLUS in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market (if Barclays Capital Inc. makes a market in the PLUS, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the PLUS on the pricing date, as well as the secondary market value of the PLUS, for a temporary period after the initial issue date of the PLUS. The price at which Barclays Capital Inc. may initially buy or sell the PLUS in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your PLUS.

January 2022	Page 20

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket is an equally weighted basket composed of one exchange-traded fund and one index.

Basket component information as of January 20, 2022
	Bloomberg Ticker Symbol	Current Basket Component Value	52 Weeks Ago (1/21/2021)	52 Week High	52 Week Low	Weighting
WisdomTree Japan Hedged Equity Fund	DXJ	$62.44	$56.18	$65.19	$55.27	50.00%
EURO STOXX 50® Index	SX5E	4,299.61	3,618.35	4,401.49	3,481.44	50.00%

The following graph is calculated to show the performance of the basket during the period from January 3, 2017 through January 20, 2022 assuming that on January 3, 2017, the basket components were weighted as set forth above, the initial component values were determined and the initial basket value was set equal to 100, and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the maximum payment at maturity or the leverage factor on the PLUS, nor does it attempt to show your expected return on an investment in the PLUS. You cannot predict the future performance of any basket component or of the basket as a whole, or whether an increase in the value of a basket component will be offset by a decrease in the value of the other basket component. The historical performance of the basket and the degree of correlation between the value trends of the basket components (or lack thereof) should not be taken as an indication of the future performance of the basket.

Historical Basket Performance— January 3, 2017 to January 20, 2022

Past performance is not indicative of future results.

January 2022	Page 21

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

The following tables set forth the published high, low and period-end closing levels or closing prices, as applicable, of each basket component for each quarter for the period of January 3, 2017 through January 20, 2022. The associated graphs show the closing levels or closing prices, as applicable, of each basket component for each day in the same period. The closing level or closing price, as applicable, of each basket component on January 20, 2022 is set forth in the table above under the column “Current Basket Component Value.” We obtained the closing levels or closing prices, as applicable, of the basket components from Bloomberg Professional® service, without independent verification. Historical performance of the basket components should not be taken as an indication of future performance. Future performance of the basket components may differ significantly from historical performance, and no assurance can be given as to the closing level or closing price, as applicable, of the basket components during the term of the PLUS, including on the valuation date. We cannot give you assurance that the performance of the basket components will not result in a loss on your initial investment. The closing prices below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

January 2022	Page 22

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

WisdomTree Japan Hedged Equity Fund Overview

We have derived all information contained in this document regarding the DXJ Fund from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, WisdomTree Trust, WisdomTree Asset Management, Inc. (“WisdomTree”) and Mellon Investments Corporation (“Mellon Investments”). The DXJ Fund is an investment portfolio maintained and managed by WisdomTree and Mellon Investments. WisdomTree is currently the investment adviser to the DXJ Fund and Mellon Investments is currently the sub-adviser to the DXJ Fund. The DXJ Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “DXJ.”

The DXJ Fund seeks to track the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “tracked index”). The tracked index is designed to provide exposure to Japanese equity markets while at the same time attempting to mitigate or “hedge” against exposure to fluctuations of the Japanese yen relative to the U.S. dollar. For more information about the tracked index, see “Annex—The WisdomTree Japan Hedged Equity Index” below.

The DXJ Fund employs a “passive management” – or indexing – investment approach designed to track the performance of the tracked index. The DXJ Fund generally uses a representative sampling strategy to achieve its investment objective, meaning it generally will invest in a sample of securities in the tracked index whose risk, return and other characteristics resemble the risk, return and other characteristics of the tracked index as a whole.

Forward currency contracts or futures contracts are used to offset the DXJ Fund’s exposure to the Japanese yen. The amount of forward contracts and futures contracts in the DXJ Fund is based on the aggregate exposure of the Fund to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on DXJ Fund returns, it does not necessarily eliminate the DXJ Fund’s exposure to the Japanese yen. The return of the forward currency contracts and currency futures contracts may not perfectly offset the actual fluctuations between the Japanese yen and the U.S. dollar.

The performance of the DXJ Fund and the tracked index may vary somewhat for a variety of reasons. For example, the DXJ Fund incurs operating expenses and portfolio transaction costs, while also managing cash flows and potential operational inefficiencies, not incurred by the tracked index. In addition, the DXJ Fund may not be fully invested in the securities of the tracked index at all times or may hold securities not included in the tracked index or may be subject to pricing differences, differences in the timing of dividend accruals, tax gains or losses, currency convertibility and repatriation, operational inefficiencies and the need to meet various new or existing regulatory requirements. For example, it may take several business days for additions and deletions to the tracked index to be reflected in the portfolio composition of the DXJ Fund. The use of sampling techniques may affect the DXJ Fund’s ability to achieve close correlation with the tracked index. By using a representative sampling strategy, the DXJ Fund generally can be expected to have a greater non-correlation risk and this risk may be heightened during times of market volatility or other unusual market conditions.

WisdomTree Trust is a registered investment company that consists of numerous separate investment portfolios, including the DXJ Fund. Information provided to or filed with the SEC by WisdomTree Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov.

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
2017
First Quarter	$52.38	$49.18	$50.62
Second Quarter	$52.76	$47.99	$52.00
Third Quarter	$54.86	$50.85	$54.70
Fourth Quarter	$60.08	$54.88	$59.33
2018
First Quarter	$62.63	$52.91	$56.01
Second Quarter	$58.55	$53.59	$53.98
Third Quarter	$57.98	$52.92	$57.95
Fourth Quarter	$58.69	$44.87	$46.39
2019
First Quarter	$51.33	$45.44	$50.61
Second Quarter	$52.60	$46.87	$48.70
Third Quarter	$50.92	$45.17	$50.46
Fourth Quarter	$56.12	$49.12	$53.78
2020
First Quarter	$54.80	$36.21	$42.15
Second Quarter	$50.73	$39.85	$47.02

January 2022	Page 23

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

WisdomTree Japan Hedged Equity Fund	High	Low	Period End
Third Quarter	$49.70	$44.78	$49.00
Fourth Quarter	$54.60	$47.75	$54.42
2021
First Quarter	$62.31	$53.49	$61.34
Second Quarter	$62.81	$58.60	$61.02
Third Quarter	$65.19	$58.84	$63.16
Fourth Quarter	$64.17	$59.71	$62.54
2022
First Quarter (through January 20, 2022)	$65.00	$62.44	$62.44

January 2022	Page 24

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

DXJ Fund Historical Performance— January 3, 2017 to January 20, 2022

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

January 2022	Page 25

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

EURO STOXX 50® Index Overview

The SX5E Index is a free-float market-capitalization weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major Eurozone exchanges. For more information about the SX5E Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement, as supplemented by the following. Following a reclassification, the 20 ICB supersectors are automobiles & parts; banks; basic resources; chemicals; construction & materials; consumer products & services; energy; financial services; food, beverage & tobacco; health care; industrial goods & services; insurance; media; personal care, drug & grocery stores; real estate; retail; technology; telecommunications; travel & leisure; and utilities. Effective with the September 2020 review, the selection list for the SX5E Index includes the top 60% of the free-float market capitalization of each of the 20 EURO STOXX® Supersector indices based on the reclassified ICB supersectors, as well as all current component stocks of the SX5E Index.

EURO STOXX 50® Index	High	Low	Period End
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,503.96	3,503.96
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter	3,527.18	3,293.36	3,399.20
Fourth Quarter	3,414.16	2,937.36	3,001.42
2019
First Quarter	3,409.00	2,954.66	3,351.71
Second Quarter	3,514.62	3,280.43	3,473.69
Third Quarter	3,571.39	3,282.78	3,569.45
Fourth Quarter	3,782.27	3,413.31	3,745.15
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter (through January 20, 2022)	4,392.15	4,239.52	4,299.61

January 2022	Page 26

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

SX5E Index Historical Performance— January 3, 2017 to January 20, 2022

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

January 2022	Page 27

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the terms on the cover page of this document.

Additional provisions:
Minimum ticketing size:	$1,000 / 100 PLUS
Tax considerations:

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the PLUS should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the basket. Assuming this treatment is respected, upon a sale or exchange of the PLUS (including redemption at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the PLUS, which should equal the amount you paid to acquire the PLUS. Subject to the application of the constructive ownership rules, any gain or loss recognized on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the original issue price. The PLUS could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the PLUS that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the term of the PLUS. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the PLUS. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the PLUS described above, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the PLUS do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the PLUS with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the PLUS. You should consult your tax advisor regarding the potential application of Section 871(m) to the PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC

January 2022	Page 28

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Use of proceeds and hedging:

The net proceeds we receive from the sale of the PLUS will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

We, through our subsidiaries or others, hedge our anticipated exposure in connection with the PLUS by taking positions in the basket components and the securities composing or held by the basket components, futures and options contracts on the basket components and the securities composing or held by the basket components and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the value of the basket components, the market value of the PLUS or any amounts payable on your PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

This document represents a summary of the terms and conditions of the PLUS. We encourage you to read the accompanying prospectus, prospectus supplement, prospectus supplement addendum and underlying supplement for this offering, which can be accessed via the hyperlinks on the cover page of this document.

Supplemental Plan of Distribution

Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) and its financial advisors will collectively receive from the agent, Barclays Capital Inc., a fixed sales commission for each PLUS they sell, and Morgan Stanley Wealth Management will receive a structuring fee for each PLUS, in each case as specified on the cover page of this document.

Prohibition of Sales to UK Retail Investors

The PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the PLUS or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of Sales to EEA Retail Investors

The PLUS are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the PLUS or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling the PLUS or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus and prospectus supplement to the extent it is inconsistent therewith.

January 2022	Page 29

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Annex—The WisdomTree Japan Hedged Equity Index

All information contained in this document regarding the WisdomTree Japan Hedged Equity Index (the “tracked index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, WisdomTree Investments, Inc. (“WTI”). The tracked index is calculated, maintained and published by WTI. WTI has no obligation to continue to publish, and may discontinue publication of, the tracked index at any time.

The tracked index is reported by Bloomberg under the ticker symbol “WTIDJH.”

The tracked index is designed to provide exposure to Japanese equity markets while at the same time attempting to mitigate or “hedge” against exposure to fluctuations of the Japanese yen relative to the U.S. dollar. The tracked index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the tracked index is tilted towards companies with a more significant global revenue base. The tracked index is a currency-hedged version of the WisdomTree Japan Dividend Index (the “WJD Index”), and the selection and weighting methodology for the tracked index is identical to the selection and weighting methodology used for the WJD Index. The tracked index is a total return index with dividends reinvested.

Selection Criteria

To be eligible for inclusion in the tracked index, component companies must meet the following eligibility requirements established by WTI: (i) list their shares on the Tokyo Stock Exchange; (ii) be incorporated in Japan; (iii) have paid at least $5 million in gross cash dividends on shares of their common stock in the annual cycle prior to the annual reconstitution of the tracked index; (iv) have less than 80% of revenue from Japan; (v) have a market capitalization of at least $100 million as of the “International Screening Date” (after the close of trading on the last trading day in September); (vi) have shares with an average daily dollar volume of at least $100,000 for the three months preceding the International Screening Date; and (vii) have traded at least 250,000 shares per month for each of the six months preceding the International Screening Date. To be deleted from the tracked index, companies must derive more than 82% of their revenue from Japan.

Common stocks, real estate investment trusts, tracking stocks and holding companies are eligible for inclusion in the tracked index. American Depositary Receipts, Global Depositary Receipts and European Depositary Receipts, limited partnerships, royalty trusts, passive foreign investment companies, preferred stocks, closed-end funds, exchange-traded funds and derivative securities such as warrants and rights are not eligible for inclusion in the tracked index.

In addition, companies that fall within the bottom decile of a composite risk factor score, which is composed of an equally weighted score of the below two factors, are not eligible for inclusion.

▪	Quality Factor: determined by static observations and trends of return on equity, return on assets, gross profits over assets and cash flows over assets. Scores are calculated within industry groups.

▪	Momentum Factor: determined by stocks’ risk-adjusted total returns over historical periods (6 and 12 months).

The score for each factor is used to calculate an overall factor score, the composite risk score, that is used to eliminate potentially higher risk companies that would have otherwise been eligible for inclusion. Companies that fall within the top 5% ranked by dividend yield and also the bottom half of the composite risk factor score are not eligible for inclusion.

WTI also applies a foreign investment screen to exclude companies that are not available to be purchased or transacted in by foreign investors (or certain segments of foreign investors) or cannot continue to be reasonably purchased or transacted in by foreign investors (or certain segments of foreign investors) as determined by the third party independent calculation agent and a data point referred to as “Degree of Open Freedom” (DOF) or by WTI based generally on the guiding principles set forth below.

The first test of a stock’s investability is determining whether the market is open to foreign institutions. The third party calculation agent determines the extent to which and the mechanisms foreign institutions can use to buy and sell shares on local exchanges and repatriate capital, capital gains and dividend income without undue constraint. Once determined that a market is open to foreign investors, the third party calculation agent then investigates each security that may be a candidate for inclusion. Each class of shares is reviewed to determine whether there are any corporate bylaw, corporate charter or industry limitations on foreign ownership of the stock. The DOF is a variable that ranges from zero to one and indicates the amount of the security foreigners may legally own (0.00 indicates that none of the stock is legally available and 1.00 indicates that 100% of the shares are available). Any company with a DOF of zero will not be eligible for inclusion in the tracked index.

Calculation

The tracked index is a currency-hedged version of the WJD Index. The index levels of the WJD Index are calculated by aggregating the sum of the product of (i) the number of shares in the WJD Index of a component company’s stock, (ii) the price of such stock and (iii) the cross rate of the Japanese yen against the U.S. dollar. This value is then adjusted by a divisor. By adjusting the divisor, the index

January 2022	Page 30

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

level retains its continuity before and after changes in market capitalization due to changes in composition, weighting or corporate actions.

The WJD Index is calculated every weekday on an end-of-day basis. If trading is suspended while the exchange the component company trades on is still open, the last traded price for that stock is used for all subsequent computations of the WJD Index until trading resumes. If trading is suspended before the opening, the stock’s adjusted closing price from the previous day is used to calculate the WJD Index. Until a particular stock opens, its adjusted closing price from the previous day is used in the computation of the WJD Index.

The tracked index is a total return index with dividends reinvested. The tracked index is designed to approximate the investable return available to U.S.-based investors that seek to mitigate currency fluctuations as a source of the international index return. The tracked index is calculated on a daily basis and it uses a WM/Reuters 1-month forward rate to mitigate the effects of currency fluctuations. The tracked index has a base value of 100 and a base date of January 29, 2010. The precise calculation for the daily hedged currency index equals:

Where:

▪	ForwardRate = WM/Reuters 1-month forward rate in foreign currency per U.S. dollar

▪	SpotRate = spot rate in foreign currency per U.S. dollar

▪	For each month m, there are d = 1, 2, 3, … D calendar days so “md” is day d for month m and “m0” is one business day prior to the month end of month m-1.

▪	D = total number of days in month m

▪	WT_Hedged0 – previous month-end

▪	WT_Unhedged0 – previous month-end

Weighting

The tracked index is a modified capitalization-weighted index that employs a weighting formula to magnify the effect that dividends play in the total return of the tracked index. The initial weight of a component in the tracked index at the annual reconstitution is derived by multiplying the U.S. dollar value of the company’s annual gross dividend per share by the number of common shares outstanding for that company (the “Cash Dividend Factor”). Special dividends are not included in the computation of component weights. The Cash Dividend Factor is calculated for every component in the tracked index and then summed. Each component’s weight, at the International Weighting Date, is equal to its Cash Dividend Factor divided by the sum of all Cash Dividend Factors for all the components in the tracked index. The dividend stream will be adjusted for constituents with dividend yields greater than 12% at the International Screening Date. The dividend stream of these capped constituents will be their market capitalization multiplied by 12%. The “International Weighting Date” is the date on which component weights are set and it occurs immediately after the close of trading on the relevant date. New components and component weights take effect before the open of trading the day following the “International Reconstitution Date.”

Should any company achieve a weighting equal to or greater than 24% of the tracked index, its weighting will be reduced to 20% at the close of the current calendar quarter, and the weight of all other components in the tracked index will be rebalanced proportionally. Moreover, should the collective weight of component securities whose individual current weights equal or exceed 5% of the tracked index, when added together, equal or exceed 50% of the tracked index, the weightings in those component securities will be reduced so that their collective weight equals 40% of the tracked index at the close of the current calendar quarter, and other components in the tracked index will be rebalanced proportionally to reflect their relative weights before the adjustment. Further iterations of these adjustments may occur until no company or group of companies violates these rules.

In addition, the maximum weight of any individual component security is capped at 5% on the annual rebalance prior to the introduction of sector caps and the weights of all other components will be adjusted proportionally. Should any sector achieve a weight equal to or greater than 25% of the tracked index, the weights of companies will be proportionally reduced to 25% as of the annual International Screening Date. The real estate sector will be capped at 15%. The weights may fluctuate above the specified caps during the year but

January 2022	Page 31

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

will be reset at each annual rebalance date. All sector cappings are conducted based on the Global Industry Classification Standards (GICS®) sector classifications to define companies in each sector.

A further volume screen requires that a calculated volume factor (the average daily dollar volume for three months preceding the International Screening Date / weight of security in the tracked index) be greater than $200 million to be eligible for the tracked index. If a security’s volume factor falls below $200 million at the annual screening, but is currently in the tracked index, it will remain in the tracked index. The security’s weight will be adjusted downwards by an adjustment factor equal to its volume factor divided by $400 million. In the event a security has a calculated volume factor that is less than $400 million, its weight will be reduced such that weight after volume adjustment = weight before adjustment x calculated volume factor / $400 million. The implementation of the volume factor may cause an increase in holdings, sector and country weights above the specified caps.

Dividend Treatment

Normal dividend payments are reinvested and accounted for in the tracked index. However, special dividends that are not reinvested in the tracked index require index divisor adjustments.

Multiple Share Classes

In the event that a component company issues multiple classes of shares of common stock, each class of shares will be included in the tracked index, provided that dividends are paid on those shares. Conversion of a share class into another share class results in the deletion of the share class being phased out and an increase in shares of the surviving share class, provided that the surviving share class is in the tracked index.

Maintenance of the Tracked Index

Index maintenance includes monitoring and implementing the adjustments for company deletions, stock splits, stock dividends, spins-offs or other corporate actions. Some corporate actions, such as stock splits, stock dividends and rights offerings require changes in the number of shares in the tracked index of the relevant component company’s stock and the stock prices of the relevant component company in the tracked index. Some corporate actions, such as stock issuances, stock buybacks, warrant issuances or increases or decreases in dividend per share between reconstitutions, do not require changes in the number of shares in the tracked index of the relevant component company’s stock or the stock prices of the relevant component company in the tracked index. Other corporate actions, such as special dividends and entitlements, may require index divisor adjustments. Any corporate action, whether it requires index divisor adjustments or not, will be implemented after the close of trading on the day prior to the ex-date of that corporate action. Whenever possible, changes to the components of the tracked index, such as deletions as a result of corporate actions, will be announced at least two business days prior to their implementation date.

Additions. Additions to tracked index are made at the annual reconstitution according to the inclusion criteria defined above. Changes are implemented before the open of trading on the first day following the close of trading on the International Reconstitution Date. No additions are made to the tracked index between annual reconstitutions.

Deletions. Shares of companies that are delisted or acquired by a company outside of the tracked index are deleted from the tracked index and the weights of the remaining components are adjusted proportionately to reflect the change in composition of the tracked index. A component company that cancels its dividend payment is deleted from the tracked index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the tracked index. A component company that files for bankruptcy is deleted from the tracked index and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the tracked index. If a component company is acquired by another company in the tracked index for stock, the acquiring company’s shares and weight in the tracked index are adjusted to reflect the transaction after the close of trading on the day prior to the execution date. Companies being acquired will be deleted from the tracked index immediately before the effective date of the acquisition or upon notice of a suspension of trading in the stock of the company that is being acquired. In cases where an effective date is not publicly announced in advance, or where a notice of suspension of trading in connection with an acquisition is not announced in advance, WTI reserves the right to delete the company being acquired based on best available market information. Component companies that reclassify their shares (i.e., that convert multiple share classes into a single share class) remain in the tracked index, although the number of shares are adjusted to reflect the reclassification.

Spin-Offs and Initial Public Offerings. Should a company be spun-off from an existing component company and pay a regular cash dividend, it is not allowed into the tracked index until the next annual reconstitution, provided it meets all other inclusion requirements. Spin-off shares of publicly traded companies that are included in the tracked index are increased to reflect the spin-off and the weights of the remaining components are adjusted proportionately to reflect the change in the composition of the tracked index. Companies that go public in an initial public offering and that pay regular cash dividends and that meet all other index inclusion requirements must wait until the next annual reconstitution to be included in the tracked index.

Companies that are acquired, delisted, file for bankruptcy, reincorporate outside of Japan or that cancel their dividends in the intervening weeks between the International Screening Date and the International Reconstitution Date are not included in the tracked index, and the weights of the remaining components are adjusted accordingly.

Index Divisor Adjustments

Changes in the market capitalization of the tracked index due to changes in composition, weighting or corporate actions result in a divisor change to maintain the continuity of the tracked index. By adjusting the divisor, the level of the tracked index retains its continuity

January 2022	Page 32

PLUS Based on the Performance of a Basket of One Exchange-Traded Fund and One Index due March 3, 2023

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

before and after the event. Corporate actions that require divisor adjustments will be implemented prior to the open of trading on the effective date. In certain instances where information is incomplete, or the completion of an event is announced too late to be implemented prior to the ex-date, the implementation will occur as of the close of the following day or as soon as practicable thereafter. For corporate actions not described herein, or combinations of different types of corporate events and other exceptional cases, WTI reserves the right to determine the appropriate implementation method.

January 2022	Page 33